Exhibit 10.309

Prepared by and Return To: Charles A. Brake, Jr., Esq. Miller & Martin PLLC 1180 West Peachtree Street NW Suite 2100 Atlanta, Georgia 30309

ASSIGNMENT OF LEASES, rents AND PROFITS

THIS ASSIGNMENT OF LEASES, RENTS AND PROFITS (this “Assignment”) is made and entered into as of the 16 day of December, 2015, by CB OWNER, LLC, a Delaware limited liability company (“Borrower”), having an address of c/o Catalyst Development Partners, 880 Glenwood Ave., Suite H, Atlanta, Georgia 30316, in favor of THE PRIVATEBANK AND TRUST COMPANY, an Illinois state chartered bank in its capacity as agent and administrative bank (in such capacity, “Administrative Agent”), having a business address of 120 S. LaSalle Street, Chicago, Illinois 60603, for and on behalf of The PrivateBank and Trust Company, in its capacity as a lender, together with any other lenders that acquire an interest in the Loan (defined below) after the date hereof (individually, a “Lender” and collectively, the “Lenders”).

WITNESSETH:

THAT FOR AND IN CONSIDERATION of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable considerations, the receipt and sufficiency whereof are hereby acknowledged, and in order to secure the indebtedness and other obligations of Borrower hereinafter set forth, Borrower does hereby grant, transfer and assign to Administrative Agent, its successors, successors-in-title and assigns, all of Borrower’s right, title and interest in, to and under all of those leases, licenses, occupancy agreements of whatever form, and rental agreements now existing and hereafter made, including any and all extensions, renewals and modifications thereof, guaranties of the performance or obligations of any tenants or lessees thereunder, and all security deposits and other refundable and non-refundable deposits paid by the tenants thereunder (said leases and rental agreements are hereinafter referred to collectively as the “Leases”, and the tenants and lessees thereunder are hereinafter referred to collectively as “Tenants” or individually as “Tenant” as the context requires), which Leases cover or shall cover portions of certain real property described in Exhibit ”A” attached hereto and by this reference made a part hereof and/or the improvements thereon (said real property and improvements hereinafter collectively referred to as the “Premises”); together with all of Borrower’s right, title and interest, legal and equitable, in and to all incomes, rents, issues, revenues and profits from the Leases and from the Premises.

TO HAVE AND TO HOLD unto Administrative Agent, its successors and assigns, forever, subject to and upon the terms and conditions set forth herein.

This Assignment is made for the purpose of securing (a) the full and prompt payment when due, whether by acceleration or otherwise, with such interest as may accrue thereon, either before or after maturity thereof, of those certain Notes (as defined in the Loan Agreement). As hereafter defined) made by Borrower to the order of Lenders in the principal amount of THIRTY EIGHT MILLION ONE HUNDRED THIRTY THOUSAND AND NO/100 DOLLARS ($38,130,000.00) (hereinafter, together with any renewals, modifications, consolidations and extensions thereof and amendments thereto and all advances of principal thereunder, referred to collectively as the “Notes”), (b) the full amount and prompt payment and performance of any and all obligations of Borrower to Administrative Agent and Lenders under the terms of that certain Construction Loan and Security Agreement between Administrative Agent, Borrower and Lenders, dated of even date herewith (hereinafter, together with any renewals, modifications, consolidations and extensions thereof and amendments thereto, referred to as the “Loan Agreement”), and that certain Deed to Secure Debt, Assignment of Rents and Leases and Security Agreement from Borrower to Administrative Agent, dated of even date herewith and securing the indebtedness evidenced by the Notes (hereinafter, together with any renewals, modifications, consolidations and extensions thereof and amendments thereto, referred to as the “Security Deed”), and (c) the full and prompt payment and performance of any and all other obligations of Borrower to Administrative Agent and Lenders under any other instruments now or hereafter evidencing, securing, or otherwise relating to the indebtedness evidenced by the Notes, the Loan Agreement and the Security Deed, together with any renewals, modifications, consolidations and extensions thereof and amendments thereto (the Notes, the Loan Agreement, the Security Deed, and said other instruments are hereinafter referred to collectively as the “Loan Documents,” and said indebtedness evidenced by the Notes is hereinafter referred to as the “Indebtedness”).

ARTICLE I.

WARRANTIES AND COVENANTS

1.1.        Warranties of Borrower. Borrower hereby warrants and represents as to any Leases executed prior to the date hereof, as follows:

(a)          Borrower is the sole holder of the landlord’s interest under the Leases, is entitled to receive the income, rents, issues, revenues, and profits from the Leases and from the Premises, and has good right to sell, assign, transfer and set over the same and to grant to and confer upon Administrative Agent the rights, interests, powers, and authorities herein granted and conferred;

(b)          Borrower has made no assignment other than this Assignment of any of the rights of Borrower under any of the Leases or with respect to any of said income, rents, issues, revenues, or profits;

(c)          To Borrower’s actual knowledge, Borrower has neither done any act nor failed to do any act which might prevent Administrative Agent from, or limit Administrative Agent in, acting under any of the provisions of this Assignment;

(d)          All Leases provide for rental to be paid monthly, in advance, and Borrower has not accepted payment of rental under any of the Leases for more than one (1) month in advance of the due date thereof;

(e)          To Borrower’s actual knowledge, there exists no default or event of default or any state of facts which would, with the passage of time or the giving of notice, or both, constitute a default or event of default on the part of Borrower or by any Tenant under the terms of any of the Leases;

(f)          Neither the execution and delivery of this Assignment or any of the Leases, the performance of each and every covenant of Borrower under this Assignment and the Leases, nor the meeting of each and every condition contained in this Assignment, conflicts with, or constitutes a breach or default under any agreement, indenture or other instrument to which Borrower is a party, or any law, ordinance, administrative regulation or court decree which is applicable to Borrower;

(g)          No action has been brought or, to Borrower’s actual knowledge, is threatened, which would interfere in any way with the right of Borrower to execute this Assignment and perform all of Borrower’s obligations contained in this Assignment and in the Leases; and

(h)          Such Leases, if any, are valid, enforceable and in full force and effect.

1.2.        Covenants of Borrower. Borrower hereby covenants and agrees as follows:

(a)          Borrower shall (i) fulfill, perform and observe each and every condition and covenant of landlord or lessor contained in each of the Leases; (ii) give prompt notice to Administrative Agent of any claim of a “material default” (as defined below) under any of the Leases, whether given by Tenant to Borrower, or given by Borrower to Tenant, together with a complete copy of any such notice; (iii) at no cost or expense to Administrative Agent or Lenders, use commercially reasonable efforts to enforce the performance and observation of each and every covenant and condition of each of the Leases to be performed or observed by Tenant thereunder; and (iv) appear in and defend any action arising out of, or in any manner connected with, any of the Leases, or the obligations or liabilities of Borrower as the landlord thereunder, or of Tenant or any guarantor thereunder.

(b)          Borrower shall not enter into any new Leases except as permitted by Section 7.24 of the Loan Agreement. Borrower shall not materially modify or amend any non-residential Lease affecting the Secured Property without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed. Except in the ordinary course of business, Borrower shall not, without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, (i) terminate the term or accept the surrender of any of the Leases, except in connection with the exercise of landlord’s rights with respect to any defaulted Lease, (ii) waive or release Tenant from the performance or observance by Tenant of any material obligation or condition of any of the Leases, (iii) materially modify or amend any residential Lease affecting the Secured Property, (iv) accept, or permit to be made, any prepayment of any installment of rent or fees thereunder for more than one (1) month prior to the actual accrual thereof (except for security deposits and customary prepaid rents collected at execution of a Lease), or (vi) assign its interest in, to or under the Leases or the income, rents, issues, profits and revenues from the Leases and from the Premises to any person or entity other than Administrative Agent.

(c)          Borrower shall take no action which will cause or permit the estate of any Tenants under any of the Leases to merge with the interest of Borrower in the Premises or any portion thereof.

(d)          Borrower shall protect, indemnify and save harmless Administrative Agent and Lenders from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees actually incurred at standard hourly rates without regard to any statutory attorneys’ fees provisions) imposed upon or incurred by Administrative Agent and/or Lenders by reason of this Assignment and any claim or demand whatsoever which may be asserted against Administrative Agent and/or Lenders by reason of any alleged obligation or undertaking to be performed or discharged by Administrative Agent and/or Lenders, as applicable, under this Assignment, other than with respect to any such matters arising out of the gross negligence or willful misconduct of Administrative Agent or any Lender. In the event Administrative Agent and/or Lenders incurs any liability, loss or damage by reason of this Assignment, or in the defense of any claim or demand arising out of or in connection with this Assignment, the amount of such liability, loss or damage shall be added to the Indebtedness, shall bear interest at the rate of default interest specified in the Loan Agreement from the date incurred until paid and shall be payable on demand.

(e)          Borrower shall authorize and direct, and does hereby authorize and direct each and every present and future Tenant of the whole or any part of the Premises to pay all rentals to Administrative Agent upon receipt of written demand from Administrative Agent to so pay the same which Administrative Agent may (and agrees to) only deliver in connection with an Event of Default.

(f)          The warranties and representations of Borrower made in Paragraph 1.1 hereof and the covenants and agreements of Borrower made in this Paragraph apply to each Lease in effect as of the time of execution of this Assignment, and shall apply to each Lease hereafter made at the time each such future Lease becomes effective.

(g)          At the request of Administrative Agent following the occurrence of an Event of Default which is continuing, Borrower immediately shall deliver to Administrative Agent all security deposits and other deposits (whether refundable or non-refundable) paid by Tenants under the Leases; and Administrative Agent shall hold such deposits in a custodial account controlled by Administrative Agent, subject to the terms and conditions of the Leases.

The term “material default” as used in Paragraph 1.2(a) above shall mean any such default notice relating to termination of a Lease for cause, eviction, the failure to pay rent for more than one month or any claim of a substantial nature relating to the maintenance, management or safety of the Premises or applicable portion thereof.

1.3.        Covenants of Administrative Agent. Administrative Agent and Borrower hereby covenant and agree as follows:

(a)          This Assignment constitutes a present, absolute, current and unconditional assignment to Administrative Agent of all of the income, rents, issues, profits and revenues from the Premises and the Leases; provided, however, that so long as there shall exist no Event of Default, as defined in Paragraph 2.1 below, Administrative Agent shall not demand that such income, rents, issues, profits and revenues be paid directly to Administrative Agent, and Borrower shall have a revocable license to collect, but not more than one (1) month prior to accrual thereof, the income, rents, issues, profits and revenues from the Premises and to otherwise administer the leasing of the Premises. Upon the occurrence and during the continuation of any Event of Default, such revocable license shall be, without notice or the requirement of further action by Administrative Agent, automatically revoked. Any amounts collected by Borrower during the continuation of an Event of Default shall be deemed to be held in trust for the benefit of Administrative Agent.

(b)          Upon the payment in full of the Indebtedness, as evidenced by the recording or filing of an instrument of satisfaction or full release of the Security Deed without the recording of another Security Deed in favor of Administrative Agent affecting the Premises, this Assignment shall be terminated and released of record by Administrative Agent and shall thereupon be of no further force or effect.

ARTICLE II.

DEFAULT

2.1.        Default. The term, “Event of Default,” wherever used in this Assignment, shall mean any one or more of the following events:

(a)          The occurrence of any “Event of Default” under any of the Loan Documents;

(b)          Failure by Borrower to duly observe or perform any term, covenant, condition or agreement of this Assignment; provided, however, that if such failure by its nature can be cured, then so long as the continued operation and safety of the Premises, and the priority, validity and enforceability of the liens created by this Agreement, the Security Deed or any of the other Loan Documents and the value of the Premises is not impaired, threatened or jeopardized by Borrower's efforts in effecting such a cure, then Borrower shall have a period (“Cure Period”) of thirty (30) days after Borrower obtains actual knowledge of such failure, or receives written notice of such failure, whichever first occurs, in which to cure the same and an Event of Default shall not be deemed to exist during the Cure Period (provided, however, such period shall be limited to ten (10) days if such failure can be cured by the payment of money); provided, however, that (i) if the subject failure cannot reasonably be cured within the Cure Period or has not been cured within the Cure Period but is reasonably capable of cure, and (ii) Borrower continues to use good faith efforts to cure such failure, the Cure Period shall be extended for a reasonable amount of time (not to exceed an additional thirty (30) days) in order to allow Borrower a bone fide opportunity to cure such failure, during which time an Event of Default shall not be deemed to exist or to have occurred; or

(c)          Any warranty of Borrower contained in this Assignment, any Loan Document or in any other instrument, document, transfer, conveyance, assignment or loan agreement given by Borrower with respect to the indebtedness secured hereby, proves to be untrue or misleading in any material respect; provided, however, that any such material inaccuracy or untruth shall not constitute an Event of Default if Administrative Agent determines in its reasonable discretion that the same is susceptible to being cured and then is secured by Borrower in such a way as to make the original true and not misleading within thirty (30) days after receipt of notice from Administrative Agent identifying such material inaccuracy or untruth.

2.2.        Remedies. Upon the occurrence of any Event of Default (and the giving of any notice and expiration of any cure period, if applicable), Administrative Agent may at its option, with or without notice or demand of any kind, exercise any or all of the following remedies:

(a)          Declare any part or all of the Indebtedness to be due and payable, whereupon the same shall become immediately due and payable;

(b)          Perform any and all obligations of Borrower under any or all of the Leases or this Assignment and exercise any and all rights of Borrower herein or therein as fully as Borrower itself could do, including, without limitation of the generality of the foregoing: enforcing, modifying, extending or terminating any or all of the Leases; collecting, modifying, compromising, waiving or increasing any or all the rents payable thereunder; and obtaining new Tenants and entering into new leases on the Premises on any terms and conditions deemed desirable by Administrative Agent; and, to the extent Administrative Agent shall incur any costs in connection with the performance of any such obligations of Borrower, including costs of litigation, then all such costs shall become a part of the Indebtedness, shall bear interest from the incurring thereof at the rate of default interest specified in the Loan Agreement, and shall be due and payable on demand;

(c)          In Borrower’s or Administrative Agent’s name, institute any legal or equitable action which Administrative Agent in its sole discretion deems desirable to collect and receive any or all of the rents, issues and profits assigned herein;

(d)          Collect the income, rents, issues, revenues and profits and any other sums due under the Leases and with respect to the Premises, and apply the same in such order as Administrative Agent in its sole discretion may elect against (i) all costs and expenses, including attorneys’ fees, actually incurred in connection with the operation of the Premises, the performance of Borrower’s obligations under the Leases and collection of the rents thereunder; (ii) all the costs and expenses, including reasonable attorneys’ fees at standard hourly rates (without regard to any statutory attorneys’ fees provisions) actually incurred, and all reasonable costs incurred in seeking to realize on or to protect or preserve Administrative Agent’s and Lenders’ interest in any other collateral securing any or all of the Indebtedness; and (iii) any or all unpaid principal and interest on the Indebtedness.

Administrative Agent shall have the full right to exercise any or all of the foregoing remedies without regard to the adequacy of security for any or all of the Indebtedness, and with or without the commencement of any legal or equitable action or the appointment of any receiver or trustee, and shall have full right to enter upon, take possession of, use and operate all or any portion of the Premises which Administrative Agent in its sole discretion deems desirable to effectuate any or all of the foregoing remedies.

Notwithstanding anything to the contrary contained in this Assignment, the exercise by Administrative Agent of any of its rights and remedies under this Assignment if an Event of Default shall occur shall be subject to the provisions regarding notice and cure periods set forth herein and in the Loan Agreement but without duplication.

ARTICLE III.

GENERAL PROVISIONS

3.1.         Successors and Assigns. This Assignment shall inure to the benefit of and be binding upon Borrower and Administrative Agent and their respective legal representatives, heirs, executors, successors and assigns. Whenever a reference is made in this Assignment to “Borrower”, “Administrative Agent” or “Lender(s)”, such reference shall be deemed to include a reference to the legal representatives, heirs, executors, successors and assigns of Borrower, Administrative Agent or Lender.

3.2.         Terminology. All personal pronouns used in this Assignment, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural, and vice versa. Titles of articles are for convenience only and neither limit nor amplify the provisions of this Assignment.

3.3.         Severability. If any provision of this Assignment or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Assignment and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

3.4.         Applicable Law. This Assignment shall be governed by and construed and enforced in accordance with the substantive, and not the conflict, laws of the state in which the Premises is situated.

3.5.         Consent to Jurisdiction and Venue. Borrower irrevocably and unconditionally submits to the jurisdiction of the state and federal courts sitting in Fulton County, Georgia with respect to any action or proceeding arising out of or related to this Assignment or any other contract or agreement entered into between Borrower and Administrative Agent. The state and federal courts sitting in Fulton County, Georgia shall be the exclusive venue for any action or proceeding arising out of or related to this Assignment.

3.6.         Reserved.

3.7.         No Third Party Beneficiaries. This Assignment is made solely for the benefit of Administrative Agent and its assigns. No Tenant under any of the Leases or any other person shall have standing to bring any action against Administrative Agent as the result of this Assignment, or to assume that Administrative Agent will exercise any remedies provided herein, and no person other than Administrative Agent shall under any circumstances be deemed to be a beneficiary of any provision of this Assignment.

3.8.         No Oral Modifications. Neither this Assignment nor any provisions hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

3.9.         Cumulative Remedies. The remedies herein provided shall be in addition to and not in substitution for the rights and remedies vested in Administrative Agent in or by any of the Loan Documents or in law or equity, all of which rights and remedies are specifically reserved by Administrative Agent. The remedies herein provided or otherwise available to Administrative Agent shall be cumulative and may be exercised concurrently. The failure to exercise any of the remedies herein provided shall not constitute a waiver thereof, nor shall use of any of the remedies herein provided prevent the subsequent or concurrent resort to any other remedy or remedies. It is intended that this clause shall be broadly construed so that all remedies herein provided or otherwise available to Administrative Agent shall continue to be each and all available to Administrative Agent until the Indebtedness shall have been paid in full.

3.10.        Cross-Default. An Event of Default by Borrower under this Assignment shall constitute an Event of Default under the other Loan Documents.

3.11.        Counterparts. This Assignment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties or signatories hereto may execute this Assignment by signing any such counterpart.

3.12.        Further Assurance. At any time and from time to time, upon request by Administrative Agent, Borrower will make, execute and deliver, or cause to be made, executed and delivered, to Administrative Agent and, where appropriate, cause to be recorded and/or refiled at such time and in such offices and places as shall be deemed reasonably necessary by Administrative Agent, any and all such other and further assignments, deeds to secure debt, mortgages, deeds of trust, security agreements, financing statements, continuation statements, instruments of further assurance, certificates and other documents as may, in the reasonable opinion of Administrative Agent, be necessary in order to effectuate, complete or perfect, or to continue and preserve (a) the obligations of Borrower under this Assignment and (b) the security interest created by this Assignment as a first and prior security interest upon the Leases and the rents, income, issues, revenues and profits from the Premises. Upon any failure by Borrower so to do, Administrative Agent may make, execute, record, file, re-record and/or refile any and all such assignments, deeds to secure debt, mortgages, deeds of trust, security agreements, financing statements, continuation statements, instruments, certificates, and documents for and in the name of Borrower, and Borrower hereby irrevocably appoints Administrative Agent the agent and attorney-in-fact of Borrower so to do.

3.13.        Notices. All notices, demands or requests provided for or permitted to be given pursuant to this Assignment shall be given pursuant to the notice provision set forth in the Security Deed.

3.14.        Modifications, etc. Borrower hereby consents and agrees that Administrative Agent may at any time, and from time to time, without notice to or further consent from Borrower, either with or without consideration, surrender any property or other security of any kind or nature whatsoever held by it or by any person, firm or corporation on its behalf or for its account, securing the Indebtedness; substitute for any collateral so held by it, other collateral of like kind, or of any kind; agree to modification of the terms of the Notes or the Loan Documents; extend or renew the Notes or any of the other Loan Documents for any period; grant releases, compromises and indulgences with respect to the Notes or the other Loan Documents to any persons or entities now or hereafter liable thereunder or hereunder; release any guarantor or endorser of the Notes, the Security Deed, or any other Loan Document; or take or fail to take any action of any type whatsoever, and no such action which Administrative Agent shall take or fail to take in connection with the Loan Documents, or any of them, or any security for the payment of the Indebtedness or for the performance of any obligations or undertakings of Borrower, nor any course of dealing with Borrower or any other person, shall release Borrower’s obligations hereunder, affect this Assignment in any way or afford Borrower any recourse against Administrative Agent. Time is of the essence in this Assignment. The provisions of this Assignment shall extend and be applicable to all renewals, amendments, extensions, consolidations and modifications of the Loan Documents and the Leases, and any and all references herein to the Loan Documents or the Leases shall be deemed to include any such renewals, amendments, extensions, consolidations or modifications thereof.

3.15.        No Oral Representations Authorized. This Assignment, together with the other Loan Documents, constitute the entire agreement between the parties with respect to the subject matter hereof and hereby supersedes all prior communications, understandings, and agreements related to this transaction, whether oral or written. Borrower represents and warrants that it has not relied on any representations or statements of Administrative Agent (other than those representations explicitly set forth in the Loan Documents) and Borrower further agrees that Borrower shall not be entitled to rely in the future on any representations, actions, omissions or statements of Administrative Agent that are not incorporated into a formal amendment to the Loan Documents.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Borrower has executed this Assignment under seal, as of the date first above written.

Signed, sealed and delivered by Borrower in the presence of:	CB OWNER, LLC, a Delaware limited liability company

/s/ [illegible]	By:	/s/ Robert G. Meyer
Unofficial Witness	Name:	Robert G. Meyer
	Title:	President
/s/ Stephanie M. Woodall	(SEAL)
Notary Public

My Commission Expires:
11/24/17

NOTARIAL SEAL
Stephanie M. Woodall
Cobb County
Notary Public
Georgia
Expires Nov. 24, 2017

EXHIBIT “A”

Legal Description of the Premises

All that tract of land lying or being Land Lot 6, 17th District, Fulton County and the City of Atlanta, Georgia, and being more particularly described as follows:

BEGINNING at a 1/2 inch re-bar found at the intersection of the southerly right of way of Interstate 85, a variable width right of way, and the westerly right of way of Cheshire Bridge Road, also a variable width right of way; THEN leaving the right of way of Interstate 85, proceed the following courses along the said westerly right of way of Cheshire Bridge Road: South 55 degrees 38 minutes 44 seconds East for 30.92 feet to a 1/2 inch re-bar found; THEN South 06 degrees 51 minutes 23 seconds East for 248.74 feet to a nail found; THEN South 28 degrees 07 minutes 38 seconds East for 42.38 feet to a 1/2 inch re-bar found; THEN South 67 degrees 28 minutes 12 seconds West for 145.43 feet to a 1/2 inch re-bar found; THEN South 00 degrees 42 minutes 52 seconds West for 123.24 feet to a 1/2 inch re-bar found; THEN North 88 degrees 37 minutes 53 seconds West for 43.35 feet to a 1/2 inch re-bar found; THEN South 09 degrees 34 minutes 54 seconds East for 86.90 feet to a 1/2 inch re-bar found; THEN North 89 degrees 25 minutes 02 seconds West for 172.15 feet to a 1/2 inch open top pipe found; THEN North 25 degrees 59 minutes 36 seconds West for 95.01 feet to a point; THEN North 26 degrees 42 minutes 06 seconds West for 470.00 feet to a point on the southerly variable right of way of Interstate 85; THEN continue the following courses along said southerly right of way of Interstate 85; North 82 degrees 57 minutes 58 seconds East for 105.01 feet to a 1/2 inch re-bar found; THEN North 79 degrees 50 minutes 07 seconds East for 257.68 feet to a point; THEN North 89 degrees 59 minutes 21 seconds East for 156.66 feet to a 1/2 inch re-bar found at the POINT OF BEGINNING.

Said property contains 4.877 acres more or less on that certain Survey for Catalyst Development Partners; fidelity National Title Insurance Company; Bluerock Real Estate, LLC; CB Owner, LLC, as Trustee under the BR/CDP Cheshire Bridge Trust Agreement dated May 29, 2015; and The Private Bank dated March 12, 2015, last revised November 20, 2015 by Bentley-Cranton Group, bearing the seal and certification of Douglas R. Bentley, GRLS No. 2535, said survey being incorporated herein by this reference.

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